Exhibit 10.4

NOTICE OF RESIGNATION

Reference is hereby made to that certain Share Purchase Agreement dated as of August 21, 2007 by and among Aerosonic Corporation, a Delaware corporation, Op Technologies, Inc., an Oregon corporation, Optimization Technologies, Inc., an Oregon corporation and certain Shareholders of Optimization Technologies, Inc. with respect to Section 2.6 of the Agreement. All capitalized terms used but not defined herein shall have the meaning set forth in the Stock Purchase Agreement.

In connection with the Closing, I hereby resign effective as of the Closing Date from any and all positions, and in any and all capacities, in which I serve (including, without limitation, as an officer, manager and/or director) for or on behalf of the Op Technologies, Inc.

Dated: August 21, 2007

Very truly yours,

Dexter Turner